The Austria Fund

500 Plaza Drive  Secaucus  NJ  07094

(201) 319-4000





Management Statement Regarding Compliance with

Certain Provisions of the Investment Company Act of 1940



We, as members of management of The Austria Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 as of June 20, 1997.



All securities owned by the company as reflected in the accounting records of the company at June 20, 1997, and which are denoted by such records as being under the control of Giro Credit ("The Subcustodian") were held in book entry form by the Austrian Central Depository, Oesterreichische Kontrollbank Aktiengesellschaft ("OEKB") with the exception of E-Pub (Holdings) Ltd. E-Pub was held in physical form by Giro Credit as of that date.



Based on this evaluation as of June 20, 1997, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940, with respect to securities reflected in the investment account of the Company.







The Austria Fund, Inc.

By:







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Name/Title







____________________________________

Name/Title